Execution Version Tax Deed QinetiQ Holdings Limited and Luna Innovations, Incorporated for the sale and purchase of all of the issued shares of OptaSense Holdings Limited 2020 3 December

1 EUS\JHADFI\365215429.10 THIS DEED is made on 2020 BETWEEN: (1) QinetiQ Holdings Limited (No. 04154556) whose registered office is at Cody Technology Park, Ively Road, Farnborough, Hampshire, GU14 0LX (the "Covenantor"); and (2) Luna Innovations, Incorporated. (No. 36-36813) with an office located at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011 (the "Buyer"). RECITAL This deed is entered into pursuant to the provisions of an agreement (the "Sale Agreement") made on ______________ 2020 pursuant to which the Buyer agreed to purchase all of the issued shares in the capital of OptaSense Holdings Limited. NOW THIS DEED WITNESSES AS FOLLOWS: 1. INTERPRETATION 1.1 Subject to clause 1.2 and unless the context otherwise indicates, words, expressions and abbreviations defined in the Sale Agreement shall have the same meanings in this deed and any provisions of the Sale Agreement concerning matters of construction or interpretation shall mutatis mutandis apply to this deed. 1.2 The following words, expressions and abbreviations used in this deed shall, unless the context otherwise requires, have the following meanings: "Actual Tax Liability" means any liability of the Company to make an actual payment of Tax, in which case the amount of the Actual Tax Liability shall be the amount of the actual payment; "Buyer's Group" has the meaning ascribed to it in the Sale Agreement; "Buyer's Relief" means: (a) any Accounts Relief; (b) any Relief to the extent that the same arises in respect of or attributable to a period after Completion or a Relevant Event occurring or entered into after Completion; (c) any Relief to the extent that the same arises in the ordinary course of business between the Locked Box Date and Completion or in respect of any Relevant Event occurring or entered into during that period in the ordinary course of business; (d) any Relief of any member of the Buyer’s Tax Group (other than the Company); and/or (e) any Identified Repayment; “Buyer’s Tax Group” means the Buyer and any company which at the relevant time is in the same group of companies or consolidation as the Buyer for the purposes of any Tax or Relief, and ‘member of the Buyer’s Tax Group’ shall have a corresponding meaning; "Claim for Tax" means: (a) any claim, assessment, demand, notice, determination or other document issued or action taken by or on behalf of any Tax Authority or any other person by virtue of which the Company is or may have a Tax Liability; and/or 3 December 3 December

2 EUS\JHADFI\365215429.10 (b) any self-assessment made by the Company in respect of any Tax Liability which it considers that it is or may become liable to pay; "Code" means the US Internal Revenue Code of 1986, as amended; "Company" means OptaSense Holdings Limited and each and all of its subsidiaries; "Accounts Relief" means any Relief to the extent that the same has either been shown as an asset of the Company in the Locked Box Accounts or been taken into account in computing, and so reducing or extinguishing any provision for deferred Tax which appears, or would otherwise have appeared, in the Locked Box Accounts; "Covenantor's Group" has the meaning ascribed to "Seller's Group" in the Sale Agreement; "Deemed Tax Liability" means: (a) the loss, non-availability or reduction of any Accounts Relief, in which case the amount of the Deemed Tax Liability shall be the amount of Tax paid by the Company which would not have been paid but for such loss, non-availability or reduction on the assumption that the Company has sufficient profits fully to utilise the relevant Accounts Relief and, where the Accounts Relief in question would not have operated as a deduction from gross income, profits or gains, the amount of the Relief which would otherwise have been obtained or the amount by which such Relief is reduced, as the case may be; (b) the utilisation or set-off of a Buyer's Relief available to the Company against any Actual Tax Liability or against any income, profits or gains where, but for such setting off, the Buyer would have been entitled to make a claim under this deed (disregarding any financial limitations), in which case the amount of the Deemed Tax Liability shall be equal to the amount which would have been payable in the absence of that Buyer's Relief; (c) any (i) liability of the Company to make a payment for or (ii) refund of a payment for, Group Relief in any case pursuant to any arrangement or agreement entered into on or before Completion in which case the amount of the Tax Liability shall be the amount of the payment or refund; and (d) any liability to make a payment or repayment in respect of corporation tax to a member of a group of companies (other than to another Group Company) in connection with any arrangements with a Tax Authority pursuant to section 59F TMA (whereby one member of that group may discharge the liability of other members of that group to pay corporation tax) in which case the amount of the Tax Liability shall be the amount of the payment or repayment; "Deferred Payroll Taxes" means the "applicable employment taxes" (as defined in Section 2302(d) of the US CARES Act) payable by any Group Company that (i) relate to the portion of the "payroll tax deferral period" (as defined in Section 2302(d) of the US CARES Act) that occurs prior to Completion and (ii) are payable following Completion as permitted by Section 2302(a) of the US CARES Act calculated without giving effect to any Tax credits afforded under the US CARES Act, the US Families First Coronavirus Response Act or any similar applicable federal, state or local law to reduce the amount of any such Taxes payable or owed; "Group Relief" means any Relief capable (without a change of accounting date by a Company) of being surrendered, transferred or otherwise made available by or to a company pursuant to Part 5 of the Corporation Tax Act 2010 or Chapter 4 of part 22 of the Corporation Tax Act 2010; "Identified Repayment" means:

3 EUS\JHADFI\365215429.10 (a) the UK research and development expenditure credit of £181,070 due to be paid to the Company in February 2021; (b) the repayment of Canadian Federal Tax of CAD$230,720; and (c) the repayment of Alberta Provincial tax of CAD$136,211 received on 14 October 2020; plus any interest or repayment supplement associated therewith; "income, profits or gains" includes any other measure by reference to which Tax is computed; "Instalment Payments Regulations" means the Corporation Tax (Instalment Payments) Regulations 1998 (No. 3175); “ITEPA” means the Income Tax (Earnings and Pensions) Act 2003; "R&D Claim" means any claim for relief for expenditure on research and development under any of the provisions of Part 13 CTA 2009 or an R&D expenditure credit (as defined for the purposes of section 1040A CTA 2009) under any of the provisions of Chapter 6A of Part 3 CTA 2009; "Relevant Event" means every event, act, omission, circumstance or transaction whatsoever; "Relief" means any allowance, credit, exemption, deduction, set-off, or relief from or in computing Tax or any right to the repayment of Tax or to a payment in respect of Tax, including any amount payable by a Tax Authority as a result of any R&D Claim; "Retained Group" means the Covenantor and any other company which is after Completion a member of the same group as the Covenantor for any Tax purpose; “Specified Losses” means the unutilised carry forward trading losses of £10,576,877 in OptaSense Limited which were transferred to it by QinetiQ Limited pursuant to section 948 CTA 2010 in April 2012 and were agreed by HMRC on 16 October 2012; “Specified US Tax Indemnities” means any of the provisions of clause 2.1(d) and (to the extent relating to any costs and expenses in connection with a matter within clause 2.1(d)) 2.1(e); "Tax Authority" means any taxing or other authority (whether within or outside the United Kingdom) competent or authorised to impose, administer or collect any Tax; “Tax Expert” means a qualified tax practitioner who has specialised in relevant Tax matters for at least 15 years; "Tax Liability" means an Actual Tax Liability or a Deemed Tax Liability; "Tax Returns" means all computations and returns relating to corporation Tax matters (and correspondence and documentation relating thereto); "taxation statutes" means all statutes, statutory instruments, decrees, orders, enactments, laws, directives and regulations, whether domestic or foreign, providing for or imposing any Tax; "Tax" or "tax" means:

4 EUS\JHADFI\365215429.10 (a) any tax, and any duty, contribution, impost, levy, royalty or charge in the nature of tax (whether imposed in the United Kingdom or elsewhere) including, without limitation, capital gains tax, corporation tax, customs and excise duties, income tax (including PAYE), national insurance contributions, stamp duty, stamp duty land tax, stamp duty reserve tax, repayment of State Aid, VAT, excise duty, landfill tax, real estate transfer tax and diverted profits tax; and (b) all interest, penalties, surcharges, costs and fines relating to anything referred to in (a) above; and (c) any liability for the payment of amounts determined by reference to amounts described in clause (a) or clause (b) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax allocation, Tax indemnity or Tax sharing agreement), as a result of being a transferee or successor, or otherwise; "Tax Warranties" means the warranties relating to Tax contained in paragraph 11 of Schedule 2 of the Sale Agreement; "Transaction Payroll Taxes" shall mean the employer portion of payroll or employment Taxes incurred in connection with any bonuses, cashouts or exercises of options, or cash converted awards or severance or other compensatory payments, including any change-of- control bonuses or payments, determined or awarded on or prior to Completion, whether payable by the Buyer Group or any Group Company and regardless of when paid or accrued, in addition to any Deferred Payroll Taxes; and "TIOPA" means the Taxation (International and Other Provisions) Act 2010. 1.3 For the purposes of this deed, and in particular for determining to what extent any liability for Tax arises in respect of or by reference to any income, profits or gains earned, accrued or received on or before Completion or otherwise relates to the period ending on the date of Completion, the date of Completion shall be deemed to be the end of an accounting period of the Company for the purposes of Part 2 Chapter 2 of the CTA 2009 (or its equivalent in any other jurisdiction) and without prejudice to the generality of the foregoing: (a) any Relief which would on that basis arise, or would arise on the making of an appropriate claim, after the date of Completion shall be deemed for the purposes of this deed to be a Relief which arises in respect of a period after Completion or in respect of any Relevant Event occurring after Completion; (b) any income, profits or gains which would on that basis accrue after the date of Completion shall be deemed for the purposes of this deed to be income, profits or gains earned, accrued or received after Completion; (c) any Relief which would on that basis arise, or would arise on the making of an appropriate claim, on or before the date of Completion shall be deemed for the purposes of this deed to be a Relief which arises in respect of a period on or before Completion or in respect of any Relevant Event occurring on or before Completion; and (d) any income, profits or gains which would on that basis accrue on or before the date of Completion shall be deemed for the purposes of this deed to be income, profits or gains earned, accrued or received on or before Completion. 1.4 This deed shall apply as if the provisions of this deed were set out in full in respect of each Group Company;

5 EUS\JHADFI\365215429.10 1.5 In this deed references to a "repayment of Tax" shall be deemed to include any interest or repayment supplement payable by a Tax Authority in connection with any such repayment of Tax. 1.6 In this deed: (a) reference to income, profits or gains being earned, accrued or received on or before a particular date shall include income, profits or gains deemed or treated for the purposes of any Tax as earned, accrued or received on or prior thereto; (b) reference to a Relevant Event occurring on or before a particular date shall include a Relevant Event deemed to occur on or prior thereto; (c) any reference to any form of Tax, Relief, legislation, law or legal concept which exists in the United Kingdom includes a reference to any equivalent or substantially equivalent Tax, Relief, legislation, law or legal concept in any other relevant country or jurisdiction; (d) any reference to something occurring (including a Tax Liability arising) in “the ordinary course of business” shall, without prejudice to the generality thereof, be deemed not to include: (i) anything which involves, or leads directly or indirectly to, the receipt by the Company of a Tax Claim in respect of any liability to Tax of, or properly attributable to, another person; (ii) anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms; (iii) anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or any company becoming or ceasing or being treated as ceasing to be a member of a group of companies or as becoming or ceasing to be associated with any other company for any Tax purposes; (iv) anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Tax Liability; (v) anything which relates to the waiver or release of any debt; (vi) any Relevant Event in connection with any employment-related securities or employment-related securities option (as each term is defined for the purposes of Part 7 ITEPA) including any payment or any benefit made under the QinetiQ Group plc Share Incentive Plan, the 2017 QinetiQ Group plc Incentive Plan, the QinetiQ Group plc All Employee Incentive Scheme or the QinetiQ Group plc Leadership Incentive Scheme; (vii) anything which gives rise to a deemed (as opposed to actual) profit; (viii) any Tax related to, or increased by, the election made under Section 338 of the Code in connection with the Sale Agreement; (ix) any Relevant Event which gives rise to any fine, penalty, charge, interest or other imposition relating to Tax; or

6 EUS\JHADFI\365215429.10 (x) any payment of a Completion Bonus; and (e) any reference to any “financial limitation” shall include any de minimis, threshold or cap provision limiting liability, and any provision requiring that the Buyer seeks recourse under the Insurance Policy. 1.7 In the case of any conflict between the provisions of the Sale Agreement and this deed, this deed shall prevail. 2. COVENANT 2.1 Subject to clauses 2.2 and 2.3, the Covenantor hereby covenants with the Buyer to pay from time to time to the Buyer an amount equal to: (a) any Actual Tax Liability of the Company which arises in respect of or as a consequence of or by reference to: (i) a Relevant Event occurring or entered into on or before Completion; (ii) any income, profits or gains earned, accrued or received on or before Completion; (iii) an option or other right to acquire securities or interest in securities granted or acquired prior to Completion or in respect of the exercise of any such option or right or any other Relevant Event in relation to such option or right; or (iv) any employment-related securities (as defined for the purposes of Part 7 ITEPA) or interest in any employment-related securities acquired on or before Completion or as a result of a right or obligation (whether or not legally binding) created on or before Completion, which shall include for this purpose any Transaction Payroll Taxes; (b) any Deemed Tax Liability; (c) any Tax Liability or other liability which arises as a consequence of or by reference to any R&D Claim made by the Company on or before Completion being wholly or partially disallowed by any Tax Authority; (d) any Tax Liability consisting of US federal, state or local Tax of the Company: (i) which arises in respect of or as a consequence or by reference to any transfer pricing position that any Group Company took in relation to any Tax period (or portion thereof) ending on or before Completion; (ii) which consists of sales, use, or payroll Taxes relating to any Tax period (or portion thereof) ending on or before Completion, or (iii) which consists of California state income Taxes of OptaSense Inc. arising as a result of a failure to exercise a "water's edge" election that is attributable to any Tax period (or portion thereof) ending on or before Completion; and (e) any third party costs and expenses reasonably and properly incurred or payable by the Buyer or the Buyer’s Tax Group in connection with any Tax Liability which is the subject of a successful claim under this deed (or could have been, disregarding any financial limitations) and any Claim for Tax which gives rise to a Tax Liability in respect of which the Covenantor is liable under this deed (or would be, disregarding any financial limitations).

7 EUS\JHADFI\365215429.10 2.2 The covenants contained in clause 2.1 shall not apply to any Tax Liability and there shall be no liability in respect of a claim under the Tax Warranties (treating such claim as if it were a Tax Liability for the purposes of this clause 2.2) to the extent that: (a) it was paid or discharged on or before the Locked Box Date (and such payment and/or any other cost to the Company of such discharge was reflected in the Locked Box Accounts) or that provision or reserve for the liability to which the same relates has been made in the Locked Box Accounts; (b) it has arisen in the ordinary course of business of the Company since the Locked Box Date (provided that, for the avoidance of doubt, that this clause 2.2(b) shall not apply in respect of any claim under the Specified US Tax Indemnities); (c) it arises as a result of or by reference to income, profits or gains actually earned or received by or actually accrued to the Company after the Accounts Date but on or before the Locked Box Date and not reflected in the Locked Box Accounts, to the extent that the Company retains the benefit of such income, profit or gains at Completion; (d) it would not have arisen or is increased as a result of any failure by the Company or the Buyer to comply with its obligations under this deed; (e) any Relief (other than a Buyer's Relief but including the surrender to the Company of any Reliefs or losses by the Covenantor or any member of the Covenantor's Group at no cost to the Company) is available to the Company, or would have been available had it not been used by the Company or the Buyer against a Tax Liability that did not give rise to a claim under this deed (and would not have given rise to a claim under this deed disregarding any financial limitations), to set against or otherwise mitigate the Tax Liability in question and has not otherwise been used or claimed, or would be available on the making of an appropriate claim; (f) it would not have arisen but for the passing of or any change in, after the date of Completion, any law, rule, regulation, published interpretation of the law or published administrative practice of any Tax Authority or an increase in the rate of Tax or any imposition of Tax not actually in force at the date of Completion or any withdrawal of any published extra-statutory concession after such date provided that, in all cases, the relevant change, increase, imposition or withdrawal has not been announced on or before Completion; (g) it comprises interest or penalties: (i) arising by virtue of any underpayment of Tax prior to Completion under the Instalment Payments Regulations insofar as any such underpayment would not have been an underpayment but for a Relevant Event occurring after Completion provided that the underpayment could reasonably be regarded by the Company as sufficient in light of all material facts and circumstances known, or which ought reasonably to have been known, by the Company at the time of making such instalment payment; (ii) arising from a failure to pay Tax to a Tax Authority promptly after the Covenantor has made a payment of an amount to the Buyer in respect of that Tax Liability pursuant to a Claim for Tax; (h) it arises as a result of any change after Completion in any accounting policy (including the length of any accounting period for Tax purposes) or any such accounting basis or practice of the Company other than where such change is necessary to comply with UK GAAP, or the relevant accounting practice applicable to that Company (if different) at Completion;

8 EUS\JHADFI\365215429.10 (i) it would not have arisen but for an omission or a voluntary transaction or action carried out or effected by the Company and/or the Buyer's Group outside the ordinary course of business of the Company (as carried on at Completion) at any time after Completion which the Buyer knew or ought reasonably to have known would give rise to the Tax Liability in question. For the purposes of this clause 2.2(i) a transaction or action is not voluntary to the extent carried out or effected pursuant to a legally binding obligation entered into by the Company on or before Completion, or which the Company is required to do by the Covenantor pursuant to the exercise by the Covenantor of its rights under clauses 4, 5 and 6 of this deed and provided that, for the avoidance of doubt, any voluntary disclosure to or filing or other communication with any Tax Authority shall not be a voluntary transaction or action to which this clause 2.2(i) applies and provided further that this clause 2.2(i) shall not apply in respect of any claim under the Specified US Tax Indemnities; (j) it would not have arisen but for any failure by the Buyer to comply with its obligations under clause 4 of this deed; (k) it would not have arisen but for: (i) any disclaimer made after the date of Completion (other than one the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Locked Box Accounts or which is done at the written request or direction of the Covenantor) under or in connection with the provisions of any taxation statutes by the Buyer, the Company or any member of the Buyer's Group; or (ii) the failure or omission by the Company to make any claim, election, surrender or disclaimer, or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Locked Box Accounts provided that written notice of the relevant action is given by the Covenantor to the Buyer at least 10 business days prior to the expiry of any applicable time limit; (l) the Company has satisfied such Tax Liability by receiving cash from a person or persons other than the Buyer or any member of the Buyer's Group; (m) it would not have arisen but for a cessation of or any major change in the nature or conduct of any trade carried on by the Company being a cessation or change occurring on or after Completion (provided that this clause 2.2(i) shall not apply in respect of any claim under the Specified US Tax Indemnities); or (n) it constitutes Permitted Leakage; or (o) it has been discharged pursuant to clauses 13.3 and 13.4 of the Sale Agreement or has been fully compensated for pursuant to clause 5.9 of the Sale Agreement. 2.3 The limitations in schedule 3 (Seller's Limitations on Liabilities) of the Sale Agreement apply to limit or reduce the liability of the Covenantor under this deed to the extent only that the limitations expressly refer to this deed. 2.4 Any payment made under this deed between the parties (including in particular any payments made pursuant to clause 2.1 hereof by the Covenantor to the Buyer) shall so far as permitted by law be treated as an adjustment to the consideration paid by the Buyer under the Sale Agreement for the shares of the Company.

9 EUS\JHADFI\365215429.10 3. TIMING 3.1 Where the Covenantor becomes liable to make any payment pursuant to clause 2, the due date for the making of that payment shall be the date that is seven days after the date of demand therefor and (if later): (a) insofar as the claim relates to an Actual Tax Liability, three Business Days before the last day (after taking into account any postponement of the due date for payment that is obtained) on which a payment of that Tax may be made by the Company without incurring any liability to interest and/or penalties; (b) insofar as the claim arises in respect of a Deemed Tax Liability: (i) which relates to the loss, non-availability or reduction of a repayment of Tax, three Business Days before the day on which such repayment (or increased repayment) of Tax would have been due; (ii) which relates to the loss, non-availability or reduction of any Accounts Relief other than a repayment of Tax, three Business Days before the last date on which the Company must (to avoid any charge to interest/penalties) pay any Tax which it would not, but for such loss, non-availability or reduction have had to pay; (iii) which relates to the utilisation or set-off of a Buyer's Relief against any Actual Tax Liability, three days before the last date on which the Company would, but for such utilisation or set-off have been liable to pay such Actual Tax Liability to avoid any charge to interest/penalties; and (c) insofar as the claim arises pursuant to clause 2.1(e), the day on which the costs and expenses fall due for payment. 4. TAX RETURNS 4.1 Subject to clauses 4.2 to 4.6 and clause 4.10, the Covenantor or its duly authorised agent shall at the cost of the Covenantor be responsible for and have the conduct of preparing all Tax Returns for all accounting periods ending on or before the date of Completion, subject to such Tax Returns being prepared on a basis which is consistent with the manner in which such Tax Returns were prepared for any previous accounting periods, unless otherwise required by law. The Buyer shall afford (or procure to be afforded) to the Covenantor or its duly authorised agent such information and assistance as may reasonably be required to prepare all such Tax Returns, and the Buyer shall procure that the Company shall cause the Tax Returns to be authorised, signed and submitted to the appropriate Tax Authority. 4.2 The Covenantor shall procure that: (a) the Buyer is kept fully informed of the progress of all matters relating to the tax affairs of the Company for which the Covenantor is responsible under the provisions of this clause 4; (b) the Buyer is promptly sent copies of all written correspondence with or to any Tax Authority; and (c) no Tax Return nor any other document relating to Tax is (to the extent submitted by the Covenantor) submitted to any Tax Authority which is not true and accurate in all respects, and not misleading. 4.3 Any such Tax Return as is referred to in clause 4.1, and any such claim, disclaimer, surrender and election as if referred to below in this clause 4.3, shall be submitted in draft form by the Covenantor to the Buyer or its duly authorised agent at least 30 days before

10 EUS\JHADFI\365215429.10 the same is due to be sent to the relevant Tax Authority. The Buyer or its agent shall or shall procure that the Company shall provide any comments or amendments within 21 days of such submission and the Covenantor shall adopt all such reasonable comments or suggestions and the Covenantor shall not file or send such Tax Returns, claims, disclaimers, surrenders and elections without the Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Subject to clauses 4.2, 4.4, 4.5, 4.6, 4.10 and 6.1, the Buyer shall procure that the Company shall cause the Tax Returns referred to in clause 4.1 and all such claims, disclaimers, surrenders and elections as may be directed by the Covenantor relating to all accounting periods ending on or before the date of Completion to be authorised, signed and returned to the appropriate Tax Authority without undue or unreasonable delay PROVIDED THAT the Covenantor shall adopt all reasonable comments or amendments made by the Buyer and the Buyer shall not be obliged to procure that the Company takes any such action as is mentioned in this clause in relation to any Tax Return which is not true and accurate in all respects. 4.4 Except with the Buyer's written consent or as required by law, the Covenantor shall not make any claim, disclaimer, surrender or election, or withdraw any such item, nor shall the Covenantor include any such items in a Tax Return where that would be inconsistent with the basis on which the Locked Box Accounts have been drawn up and could result in either a Tax Liability for which the Covenantor is liable to make a payment to the Buyer under clause 2.1 (or would be but for any financial limitation thereon) or a reduction in any Buyer’s Relief. 4.5 The Covenantor, in exercising its rights under this clause 4, shall deal with all such matters promptly and diligently and within applicable time limits and in the event that the Tax Returns have not been submitted within applicable time limits (other than where this is due to the fault of the Buyer), the Covenantor shall lose all its rights under this clause 4. In addition, if the Covenantor is in breach of any of its obligations under this clause 4 which is not rectified within 21 days of written notice of the breach by the Buyer to the Covenantor, the Buyer may take control of dealing with all matters relating to the Tax Returns and any associated claims, disclaimers, surrenders or elections. 4.6 The Covenantor confirms that the Tax Return for OptaSense Limited for the year ended 31 March 2019 has, prior to Completion, been resubmitted, amending a claim made in relation to patent box and which causes the tax position of OptaSense Limited to move from a taxable loss of £1,928,481 to a taxable loss of £1,422,421. The Covenantor agrees that, notwithstanding the other provisions of this clause 4, the Tax Return for OptaSense Limited for the year ended 31 March 2020 will be submitted on the same basis. 4.7 The Buyer or its duly authorised agents shall (subject to clause 4.8) be responsible for and have the conduct of preparing, submitting within applicable time limits and agreeing in a timely manner the Tax Returns for the accounting period in which Completion takes place (the "Straddle Period"), and the Covenantor and the Buyer shall respectively afford (or procure to be afforded) to the other or its duly authorised agents such information and assistance as may reasonably be required to prepare, submit and agree such Tax Return. 4.8 The Buyer shall or shall procure that, in respect of Tax Returns of the Company referred to in clause 4.7 relating to the part of the Straddle Period in relation to which the Covenantor may be liable under this deed, and only to the extent relating to matters in respect of which the Covenantor may be liable under the Specified US Tax Indemnities: (a) the Covenantor is kept fully informed of the progress of all material matters relating to such Tax Returns; (b) the Covenantor is promptly sent copies of all written correspondence with any Tax Authority in respect of such Tax Returns; and

11 EUS\JHADFI\365215429.10 (c) no such Tax Return nor any other document relating to Tax is submitted to any Tax Authority which is not true and accurate in all material respects, or is misleading. 4.9 Any such Tax Return as is referred to in clause 4.7 which relates to matters in respect of which the Covenantor may be liable under the Specified US Tax Indemnities shall be submitted in draft form by the Buyer to the Covenantor or its duly authorised agent at least 30 days before the same is due to be sent to the relevant Tax Authority. The Covenantor or its agent shall provide any comments (in respect of the part of the Straddle Period in which the Covenantor may be liable under this deed only, and only to the extent relating to matters in respect of which the Covenantor may be liable under the Specified US Tax Indemnities) within 21 days of such submission and, if no comments are received within that period, the Covenantor shall be deemed to have approved such draft Tax Return. If the Covenantor or its agent has any comments, the Buyer shall not unreasonably refuse to adopt such comments or suggestions. 4.10 The Buyer shall permit the Covenantor to review and comment upon any Tax Return, disclosure or filing to a Tax Authority prior to the submission of that Tax Return, disclosure or filing, which is reasonably likely to result in a liability under clause 2.1(d). The Buyer shall adopt all reasonable comments or amendments made by the Covenantor, provided that such comments or amendments are made within 10 business days following receipt by the Covenantor of the Tax Return, disclosure or filing, as the case may be. Following submission of the Tax Return, disclosure or filing to the Tax Authority as referred to in this clause 4.10, the Buyer shall ensure that: (a) the Covenantor is kept fully informed of the progress of all material matters relating to such Tax Return, filing or disclosure; (b) the Covenantor is promptly sent copies of all written correspondence with any Tax Authority in respect of such Tax Return, filing or disclosure; (c) the Covenantor is afforded the opportunity to comment on any further written correspondence and any reasonable comments made sufficiently promptly by the Covenantor shall be incorporated by the Buyer in any such written communication; and (d) thereafter, the provisions of clause 5 shall apply. 4.11 To the extent that the provisions of clause 5 of this deed apply to the circumstances covered by clause 4, the provisions of clause 5 shall take precedence. To the extent that the provisions of clause 4.10 of this deed apply to the circumstances covered by the rest of clause 4, the provisions of clause 4.10 shall take precedence. In no event shall this clause 4 or clauses 5, 6 or 7 require the Buyer or the Company to take any action, or refrain from taking any action, or permit the Covenantor to take any action, which the Buyer reasonably considers would vitiate the Insurance Policy or would cause the Buyer to be in breach of any provision of the Insurance Policy or in any way conflict with any obligations under or terms of the Insurance Policy or give rise to a claim under the Insurance Policy, save in so far as the Seller is liable under the Specified US Tax Indemnities. 5. RESISTANCE OF CLAIMS 5.1 If the Buyer or the Company becomes aware of any Claim for Tax which relates to a matter covered by the Specified US Tax Indemnities which may result in the Buyer having a claim against the Covenantor under the Specified US Tax Indemnities (or which would so result in any such case but for the provisions of clauses 2.2 or 2.3), the Buyer shall give written notice to the Covenantor (including reasonably sufficient details of the Claim for Tax to the extent known at the time, and so far as practicable the amounts involved) as soon as reasonably practicable and in any event at least 10 business days prior to the expiry of any time limit in which an appeal against the Claim for Tax has to be made, provided that the

12 EUS\JHADFI\365215429.10 giving of such notice shall not be a condition precedent to the liability of the Covenantor under this deed. If the Covenantor become aware of any Claim for Tax (prior to being so notified by the Buyer), the Covenantor shall promptly give notice in writing of such Claim for Tax to the Buyer specifying the details of which it are aware. 5.2 Subject to clause 5.3, if so requested in writing by the Covenantor and if the Covenantor indemnifies the Buyer to the Buyer’s reasonable satisfaction against the Tax, any additional Tax Liability and all third party costs and expenses which the Buyer or the Company may reasonably and properly incur as a result of any action taken pursuant to pursuant to this clause 5, the Buyer shall (or where relevant shall procure that the Company shall) take such action as the Covenantor may reasonably request in writing to avoid, dispute, postpone the payment of, defend, resist, appeal or compromise any claim PROVIDED THAT: (a) the Buyer shall not be required to delegate or procure that the Company delegate the conduct of such action to the Covenantor or any agent or professional adviser of the Covenantor; (b) the Buyer shall not be required to make or procure that the Company make a formal appeal to any tribunal, court, appellate body or judicial authority unless the Covenantor, at its own expense and after disclosure of all relevant information and documents, obtains and delivers to the Buyer an opinion from a Tax Expert that the appeal will, on the balance of probabilities, be successful; (c) the Covenantor shall be kept informed of all relevant matters pertaining to the Claim for Tax; (d) no material written communication pertaining to the Claim for Tax (and in particular no proposal for or consent to any settlement or compromise thereof) shall be transmitted to any Tax Authority or governmental body or authority without the same having been submitted to the Covenantor and any reasonable comments made sufficiently promptly by the Covenantor shall be incorporated by the Buyer in any such written communication; and (e) the Buyer shall not be required to make or procure that the Company makes any settlement or compromise of the relevant Tax Liability or takes any action which is likely to materially adversely affect any post-Completion Tax Liability. 5.3 If the Covenantor: (i) does not request the Buyer to take any appropriate action or provide the indemnity referred to in clause 5.2 within the earlier of 15 Business Days of notice to the Covenantor or the date being five Business Days prior to the last date on which an appeal may be made against the Tax Liability to which the Claim for Tax relates provided that the Covenantor had notice of the Claim for Tax; (ii) serves written notice on the Company or the Buyer to the effect that they consider that the Claim for Tax should no longer be resisted; (iii) had acted or failed to act in connection with the Tax Liability in a manner which a Tax Authority alleges in writing constitutes fraud or (iv) if no action is required to be taken by virtue of any of the provisions of clause 5.2, then, provided that the Buyer has given the Covenantor a written reminder of this Claim for Tax with specific reference to this clause 5.3 not less than seven days before the expiry of this 21 day notice period, the Buyer shall be free to satisfy or settle (or to allow the Company to satisfy or settle) the relevant liability to Tax on such terms as it may in its absolute discretion think fit. 6. GROUP RELIEF 6.1 The Buyer shall procure that the Company shall (to the extent permitted by law) surrender to the Covenantor or to such other member of the Covenantor's Group as the Covenantor may specify (a "Claimant Company") all such Group Relief as the Covenantor may at its sole discretion (acting reasonably) direct in writing in respect of any accounting period of

13 EUS\JHADFI\365215429.10 the Company beginning prior to Completion, provided that nothing in this clause 6, nor in clauses 4 or 5, shall oblige the Buyer to procure the surrender of the whole or part of any Buyer’s Relief or any Specified Losses, or do anything that could give rise to a Tax Liability which is not specifically provided for in the Locked Box Accounts. 6.2 The Buyer hereby undertakes that it shall, and shall procure that the Company shall, at the cost of the Covenantor, use all reasonable endeavours to procure that full effect is given to the surrenders to be made under clause 6.1 and that such surrenders are allowed in full by HMRC and (without prejudice to the generality of the foregoing) the Buyer shall procure that the Company shall sign and submit to HMRC all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed) and all such other documents and returns as may be necessary to secure that full effect is given to this clause. 6.3 No payment shall be made to the Company for any surrender of Group Relief by the Company pursuant to clause 6.1. 6.4 If the Covenantor so requests, the Buyer shall procure that the Company (to the extent permitted by law) surrenders to a Claimant Company, the whole or part of any Buyer’s Relief as the Covenantor may request in writing, provided that the Buyer has sole discretion as to whether to approve such surrender. In such a case, the Covenantor shall promptly pay the amount of the Tax saved by the Claimant Company to the relevant Group Company in accordance with section 183 CTA 2010. 6.5 The Covenantor shall not, and shall procure that no member of the Covenantor’s Group shall, bring any claim against the Buyer or the Company in connection with any reduction, elimination or invalidation, in whole or in part, of any Group Relief surrendered by the Company to a member of the Covenantor’s Group in respect of and as a result of (i) the resubmission or submission of Tax Returns of OptaSense Limited referred to in clause 4.6 or (ii) in connection with any matter in respect of which the Covenantor has liability under Clause 2 (or would have had liability, disregarding any financial limitations) and as a result of that liability the amount of Group Relief has been reduced, eliminated, invalidated or otherwise disallowed. 7. SECONDARY LIABILITIES 7.1 The Buyer hereby covenants with the Covenantor to pay to the Covenantor an amount equal to any liability to Tax or any amount on account of Tax for which the Covenantor or any member of the Covenantor's Group becomes liable as a result of the failure by the Company or any member of the Buyer's Group to discharge the same. 7.2 The Covenantor hereby covenants with the Buyer to pay to the Buyer an amount equal to any liability to Tax or any amount on account of Tax for which the Buyer or any member of the Buyer's Group becomes liable as a result of the failure by the Covenantor or any member of the Retained Group to discharge the same. 7.3 The covenants contained in clauses 7.1 and 7.2 shall: (a) extend to all third-party costs reasonably and properly incurred or payable in connection with any liability to Tax which is the subject of a successful claim under clause 7.1 or 7.2; (b) in respect of clause 7.1 only, not apply to any liability to Tax to the extent that the Buyer could claim payment in respect of it under clause 2 or the Tax Warranties, or could have claimed but for any financial limitation; and (c) in respect of clause 7.1 only, not apply to the extent that the Buyer has validly claimed against the Covenantor under clause 2 or the Tax Warranties in respect of

14 EUS\JHADFI\365215429.10 the amount of Tax which the Company or a member of the Buyer’s Group has failed to pay under clause 7.1 and for which no payment has yet been made by the Seller; (d) not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Buyer or the Covenantor as the case may be shall procure that no recovery is sought to the extent that payment is made hereunder); and (e) not apply unless written notice of such claim has been served upon the Buyer or the Covenantor (as appropriate) by no later than 5.00 p.m. on the date that is five years after the date of Completion. 7.4 Clause 3 of this deed (due date for payment) shall apply to the covenants contained in this clause 7 as it applies to the covenants contained in clause 2, replacing where appropriate references to the Covenantor by the Buyer (and vice versa) and, where clause 7.1 applies, making any other necessary modifications. 8. INTEREST DEDUCTIBILITY 8.1 The Covenantor shall procure that the amount of the total disallowed amount of interest (as defined in section 373 TIOPA) for the Covenantor’s Group that has been allocated to the Company in respect of any accounting period of the Company ending prior to Completion is not altered following Completion, or pursuant to an arrangement entered into prior to Completion, in either case which results in a Tax Liability (or would result in a Tax Liability ignoring for these purposes any limitation on the Covenantor's liability hereunder) other than with the prior written consent of the Buyer. 8.2 The Covenantor confirms that no interest deduction has been or will be taken into account in determining the provision for Tax in the Locked Box Accounts. 9. GROUP PAYMENT ARRANGEMENT 9.1 The Covenantor shall ensure that the Company is removed from the group payment arrangement made under section 59F of the Taxes Management Act 1970, immediately following Completion (to the extent such removal has not taken place before Completion). The Covenantor shall not, and shall procure that no member of the Covenantor’s Group shall, bring any claim against the Buyer or the Company in connection with such group payment arrangement, and shall not, and shall procure that no member of the Covenantor’s Group shall, make or allow to subsist any allocation which results in the Company being liable to any Tax Authority in connection with such group payment arrangement. 10. GROSS UP All sums payable under clause 2 or clause 7 of this deed, and all sums payable by the Seller or any member of the Seller’s Group to the Buyer or any Group Company under the Sale Agreement, shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event, or in the event that the payee shall incur any liability for Tax chargeable or assessable, the payer shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the payee (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred and, in applying this clause 12, no account shall be taken of the extent to which any liability for Tax may be mitigated or offset by any Relief available to the Buyer or the relevant Group Company so that where such Relief is available the additional amount payable hereunder shall be the amount which would have been payable in the absence of such availability.

15 EUS\JHADFI\365215429.10 11. MISCELLANEOUS 11.1 The provisions of clauses 18 (Variations), 19 (Waiver), 20 (Invalidity), 21 (Notices), 22 (Counterparts), 23 (Governing Law and Jurisdiction), 24 (Third Party Rights) and any assignment of the Sale Agreement shall apply to this deed as if the same were incorporated herein mutatis mutandis provided that in the event that the benefit of this deed is assigned, the liability of any other party to the assignee shall be no greater than it would have been had no such assignment occurred. IN WITNESS whereof this deed has been executed on the date first above written.

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